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                                                                    Exhibit 99.1


FOR IMMEDIATE RELEASE

                                                                        CONTACT:
                                                                     Kristin Van
                                                     Information Resources, Inc.
                                                                    312.474.3384
                                                         kristin.van@infores.com



                    FEDERAL COURT ISSUES KEY RULINGS FOR IRI
              IN MULTIMILLION DOLLAR ANTITRUST ACTION VS. ACNIELSEN

CHICAGO, April 29, 2003--Yesterday, the U.S. District Court for the Southern District of New York issued two key rulings for Information Resources, Inc. (Nasdaq: IRIC) in its $350 million-plus antitrust lawsuit against The Dun & Bradstreet Corp., A.C. Nielsen Co. (now owned by VNU, N.V.) and IMS International, Inc.

"These rulings are a very significant victory for IRI," IRI Chairman and CEO Joe Durrett said. "We now will be able to present the jury with a complete picture of the lengths to which ACNielsen went in its attempts to exclude IRI from international markets and to monopolize the retail tracking business in the U.S."

In one ruling, the Court denied ACNielsen's motion for partial summary judgment to dismiss IRI's claim that ACNielsen's anticompetitive conduct had excluded IRI from 22 foreign markets. As a result, IRI will be able to seek damages at trial for its exclusion from all of these markets.

In the second ruling, the Court made clear that IRI could claim damages for injuries it suffered in the U.S. market as a result of defendants' anticompetitive practices overseas. In its suit, IRI contends ACNielsen purposefully engaged in these practices to drain IRI of resources it needed to compete in the U.S. retail tracking market. In separate proceedings, the Canadian Competition Tribunal and the European Commission found that these overseas practices by ACNielsen were abusive and either prevented IRI from entering markets or artificially raised the costs of doing so.

In its ruling yesterday, the Court concluded that "The necessity, intentionally imposed on IRI by defendants' foreign and domestic activities, to devote the use of millions of dollars of its domestic funds to purposes other than its chosen ways of competing, was a `direct, substantial and reasonably foreseeable effect' on domestic trade of commerce and gave rise to a claim of attempted monopolization."

Durrett went on to say, "This is a complex case, and it has taken a significant amount of time to work through the issues. We are pleased that the Court ruled in IRI's favor on both of these issues. IRI's shareholders were significantly damaged by ACNielsen's




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anticompetitive practices, and those damages continue to this day. Our goal now is to get our day in court as soon as possible."

The District Court has set a conference for May 21, 2003 to discuss the scheduling of a trial date.

IRI filed this antitrust action against The Dun & Bradstreet Corp., ACNielsen and IMS International, Inc. in the United States District Court for the Southern District of New York entitled Information Resources, Inc. v. The Dun & Bradstreet Corp., et al. No. 96 CIV. 5716. IRI alleges that, among other things, the defendants violated Sections 1 and 2 of the Sherman Act, 15 U.S.C. Sections 1 and 2, by engaging in a series of anti-competitive practices aimed at excluding IRI from various export markets for retail tracking services and regaining monopoly power in the United States market for retail tracking services. IRI is seeking to recover damages in excess of $350 million prior to trebling.

Certain matters discussed above are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated. These risks and uncertainties are described in reports and other documents filed by the Company with the Securities and Exchange Commission including the Company's Annual Report on Form 10-K for the year 2002.

Information Resources, Inc. is a leading provider of UPC scanner- and panel-based business solutions to the consumer packaged goods (CPG) and healthcare industries, offering services in the U.S., Europe and other international markets. The Company supplies CPG and pharmaceutical manufacturers, retailers, and brokers with information and analysis critical to their sales, marketing, and supply chain operations. IRI provides services designed to deliver value through an enhanced understanding of the consumer to a majority of the Fortune 500 companies in the CPG industry.